Exhibit 99.23(d)(iv)

Bessemer Investment Management LLC

630 Fifth Avenue

New York

New York 10111

USA

Attention: Timothy J. Morris

Date:- May 14, 2002

Dear Mr. Morris

We write further to our letter of 1 August 2001 when we detailed the basis on which we accepted the delegation by Bessemer Investment Management LLC (“BIM LLC”) to Bessemer Group (U.K.) Limited of certain responsibilities in respect of the Old Westbury International Fund (the "Fund"), a series of the Old Westbury Funds, Inc. (the “Company”).

As you may be aware, with effect from 1 December 2001, the regulatory environment in the United Kingdom has been subject to a step change with bringing into force of the majority of the provisions of the new Financial Services and Markets Act 2000 (“FSMA”) under which the Financial Services Authority (“FSA”) has become responsible for the regulation of all “regulated activity” (which includes the provision of investment services) in the United Kingdom. It is necessary to make certain changes to the terms on which we provide investment services to you, and this letter sets out the revised terms.

1.	The Advisor

Bessemer Group (U.K.) Limited (the “Advisor”) is authorized by the FSA. The investment services which the Advisor will provide to the Company through the agency of BIM LLC under these terms are:

(a)	investment advice of the kind described in article 53 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 as amended;

(b)	effecting transactions relating to investments where the Advisor does not and will not hold client money or assets and where arrangements exist under which a clearing firm accepts primary responsibility for the execution of those transactions; and

(c)	the exercise of limited discretion in respect of arranging and effecting transactions which the Advisor recommends to the Company in accordance with these terms, such transactions to be ratified by BIM LLC as the investment manager of the Fund, provided that the Advisor does not and will not hold client money or assets and where the assets of the Company are held by a bank or custodian appointed by the Company; and that bank or custodian will only release money or assets of the Company:

(i)	to the Company or as the Company may direct, upon authority of written instructions given by the Company ; or

(ii)	to the counterparty of any transaction authorized by the investment manager, upon the authority of a confirmation issued by the clearing firm which effects the transaction on the instructions of the investment manager.

The Advisor is bound by the Rules of the FSA (the “Rules”). The Advisor does not have authorization to handle client money and therefore does not maintain separate client accounts. The Advisor will not act as custodian and therefore has made no arrangements for registration, identification of ownership or safe custody of documents of title. The Advisor will not procure or recommend the appointment of any person to act as custodian of money or assets.

2.	The Customer

The Advisor has classified BIM LLC and the Company as intermediate customers (as that term is defined in the Rules) and BIM LLC and the Company agree to this classification. BIM LLC is registered with the Securities and Exchange Commission as an Investment Advisor. The Company is registered under the U.S. Investment Company Act of 1940, as amended.

The Advisor will treat both BIM LLC and the Company as its clients. BIM LLC is the investment manager of the Fund and is acting as agent for the Company in its appointment of the Advisor as advisor to the Company.

3.	The Fund

The Company has entered into an advisory contract in respect of the Fund with Bessemer Trust Company, N.A. (“BTNA”) dated October 12, 1993 (the “BTNA Contract”). On May 2, 2001, the Company and BIM LLC entered into an Assumption Agreement (together with the BTNA Contract, the “Advisory Contract”), pursuant to which BIM LLC has been employed to manage the investment and reinvestment of the Fund’s assets, subject to the general control of the Company’s Board of Directors.

Pursuant to the Advisory Contract, BIM LLC is permitted from time to time to employ, subcontract with or otherwise associate with, entirely at its expense, such persons as it believes to be particularly fitted to assist it in the execution of the duties set forth under the Advisory Contract. The appointment of the Advisor as advisor to the Company in respect of the Fund is made in accordance with the Advisory Contract. BIM LLC will supply the Advisor with such evidence of such authority as may be reasonably requested.

The Fund, as provided in the Advisory Contract, proposes to engage in the business of investing and reinvesting its assets in securities of the type, and in accordance with the limitations, specified in the Company’s Articles of Incorporation, By-Laws and Registration Statement filed with the U.S. Securities and Exchange Commission under the U.S. Investment Company Act of 1940 (the “1940 Act”) and the U.S. Securities Act of 1933, including the prospectus of the Fund (“Prospectus”) forming a part thereof (the “Registration Statement”), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by the Company’s Board of Directors. Copies of the documents listed above have been furnished to the Advisor, and the Advisor will be furnished with copies of such amendments thereto as may be made from time to time.

4.	Services

The investment objectives of the Fund are contained in the Prospectus and Registration Statement (as the same may be amended by agreement in writing from time to time) which the Advisor acknowledges it has received.

Subject to the general control of the Board of Directors of the Company, and the determination by BIM LLC that proposed investments satisfy the investment objectives and policies of the Fund (as described in the Prospectus) (“Acceptable Investments”), BIM LLC hereby subcontracts with the Advisor and the Advisor agrees to make recommendations and to effect transactions (including the exercise of its limited discretion in effecting transactions as described in section 1 of these terms) with respect to all proposed purchases and sales of the portfolio securities. In recommending purchases and sales of the Fund’s portfolio securities, the Advisor will observe the policies set from time to time by the Company’s Board of Directors as well as the limitations imposed by the Company’s Articles of Incorporation and by the provisions of the Internal Revenue Code and the 1940 Act relating to regulated investment companies and the limitations contained in the Registration Statement and Prospectus.

Subject to the immediately preceding paragraph, the Advisor may recommend transactions in units in unregulated collective investment schemes. Such investments are frequently high risk and can carry with them a significant risk of the loss of the entire investment.

The Advisor shall recommend the brokers to be used for all transactions, to assist in ensuring best execution. Subject to applicable law and procedures adopted by the Fund’s Board of Directors, the Advisor may (i) recommend brokers other than itself who charge commissions that are higher than such that might be charged by another qualified broker to obtain brokerage and/or research services considered by the Advisor to be useful or desirable for its investment management of the Fund and/or other advisory accounts of the Advisor and any investment advisor affiliated with the Advisor; and (ii) consider the sales of shares of the Fund by brokers including the Advisor’s affiliates as a factor in the Advisor’s recommendation of brokers for Fund transactions. It is intended that commissions paid to any broker generally will not exceed 25% of the total commissions paid in any year, subject to such deviations from this guideline as may from time to time be agreed. BIM LLC will be notified with an explanation if this level is exceeded. BIM LLC may, of course, direct the Advisor to use specific brokers.

The Advisor will receive no commissions or discounts from any other party to a transaction. The Advisor will not act as principal and therefore will not apply any mark-up or mark-down to any transaction.

The Advisor will keep BIM LLC and the Company in touch with important developments affecting the Fund’s portfolio and, on the Advisor’s initiative, will furnish BIM LLC and the Company from time to time with such information as the Advisor may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in the Fund’s portfolio, the activities in which such entities engage or the conditions prevailing in the equity market or the economy generally. The Advisor will also furnish BIM LLC and the Company with such statistical and analytical information with respect to the Fund’s portfolio securities as the Advisor may believe appropriate or as BIM LLC may reasonably request.

The Advisor or its affiliates will also furnish BIM LLC and the Company, at the Advisor’s own expense, with such investment advisory supervision and assistance with respect to the Fund’s portfolio as the Advisor may believe appropriate or as BIM LLC or the Company may reasonably request subject to the requirements of any regulatory authority to which the Advisor may be subject.

If requested by BIM LLC, brokers shall be instructed to send directly to BIM LLC statements of all transactions for the Fund effected on the instructions of the Advisor. The Advisor will maintain its records in relation to each transaction for seven years from the date of the transaction and will supply copies of such records to BIM LLC as the Company’s investment manager on demand.

BIM LLC shall make available to the Advisor at least weekly and monthly statements of holdings in the Fund. The Advisor will discuss with BIM LLC at agreed intervals investment holdings and performance. Verbal instructions from BIM LLC will be accepted by the Advisor and acknowledged verbally. The Advisor may request that these instructions be followed up in writing. Written instructions will be acknowledged in writing. The Company confirms that BIM LLC is authorized by it to provide information and to give instructions as contemplated by this paragraph.

The Advisor is hereby authorised and requested to communicate unsolicited real time financial promotions to BIM LLC and the Company in circumstances in which it considers it appropriate with a view to its performing its services under these terms.

The Advisor’s advice, and the basis on which the Advisor has made the judgement leading to such advice, will be communicated to BIM LLC verbally unless specifically requested in writing.

The Advisor undertakes not to transact for the Company any business in which the Advisor or any Approved Person has a material interest or a conflict of interest unless that interest has been previously disclosed in writing.

The Company and BIM LLC on its behalf request the Advisor not to provide initial and periodic statements of the value and composition of the managed fund. BIM LLC has arranged for such statements to be provided by Bessemer Trust Company.

5.	Remuneration

The Advisor’s fee for this service will be at the rates as per the First Schedule attached to this agreement. The fee will be charged monthly in arrears as of the end of each month. Fee advices will be rendered to BIM LLC which will be responsible for payment of the amounts due.

If this agreement is terminated, BIM LLC will pay a due proportion of any periodic payments for services.

6.	Accounting

The Advisor will hold and provide to BIM LLC upon request information on all transactions executed by it or on its instructions on behalf of the Company in respect of the Fund’s portfolio.

7.	Soft Commission Agreements

The Advisor may undertake transactions for the Company with or through a broker with whom it has a soft commission agreement. It is the policy of the Advisor to only enter into such agreements where it considers that the goods or services to be supplied to it under such an agreement will be directly relevant to and used to assist in the provision by the Advisor to its clients of services of the type to be supplied to the Company under this agreement. The Company and BIM LLC request the Advisor not to make a periodic disclosure of information regarding its soft commission arrangements. The Advisor will supply such information to BIM LLC or the Company upon written request.

8.	Standard of Care

The Advisor does not owe a duty of best execution (as that phrase is described in the Rules) to BIM LLC, save that the Advisor will require any broker with whom it has a soft commission agreement to provide best execution and it will at all times act in what it reasonably believes to be the best interests of the Company including complying with any reasonable requirements which it or BIM LLC may impose from time to time in relation to best execution.

The Company and BIM LLC will expect of the Advisor, and the Advisor will give them the benefit of, its best judgment and efforts in rendering these services to BIM LLC and the Company, and BIM LLC and the Company agree as an inducement to the Advisor undertaking these services that the Advisor will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect the Advisor against any liability to BIM LLC or the Company or to their security holders by reason of wilful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties hereunder, or by reason of the Advisor’s reckless disregard of its obligations and duties hereunder or in respect of any liability which cannot be excluded under the Rules.

The Advisor does not accept liability for default by any third party who is the nominal holder of the Fund’s registered investments or who has in his possession or custody on behalf of the Fund documents of title or certificates evidencing title to any of the Fund’s investments.

The Advisor may aggregate transactions for the Company with those of other customers and of its employees and of its associates (as defined in the Rules) and their employees and will allocate such transactions on a fair and reasonable basis in accordance with the requirements of the Rules. The effect of aggregation may work on some occasions to the disadvantage of the Company.

9.	Compensation

A statement is available from the Advisor upon request describing BIM LLC’s or the Company’s rights to compensation, if any, in the event that the Advisor is unable to meet its liabilities.

10.	Complaints

All formal complaints should, in the first instance, be made in writing to the compliance officer of the Advisor. The Advisor operates complaints handling procedures for such complaints.

11.	Effectiveness and Termination

This agreement will become effective on the date of signature by all parties and shall continue in effect until September 30, 2003 and thereafter for successive twelve-month periods (computed from each October 1); provided that such continuation is specifically approved at least annually by the Company’s Board of Directors or by a majority vote of the holders of the Fund’s outstanding voting securities, as defined in the 1940 Act and the rules thereunder, and, in either case, by a majority of those of the Company’s directors who are neither party to this agreement nor, other than by their service as directors of the Company, interested persons, as defined in the 1940 Act and the rules thereunder, of any such person who is party to this agreement. Upon the effectiveness of this agreement, it shall supersede all previous agreements between BIM LLC, the Company and the Advisor covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty, (i) by vote of a majority of the Fund’s outstanding voting securities, as defined in the 1940 Act and the rules thereunder, (ii) by a vote of a majority of the Company’s entire Board of Directors, on sixty days’ written notice to the Advisor, (iii) by BIM LLC on sixty days’ written notice to the Advisor, (iv) by the Advisor on sixty days’ written notice to BIM LLC and the Company, or (v) upon the termination of the Advisory Contract.

Termination will be without prejudice to the completion of transactions already initiated. Such transactions shall be dealt with, and remuneration shall be payable, in accordance with the terms of this agreement.

12.	Assignment

This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by the Advisor and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by the Advisor. The terms “transfer”, “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the U.S. Securities and Exchange Commission.

13.	Confidentiality

The Advisor, BIM LLC and the Company will at all times respect and protect the confidentiality of information in consequence of this agreement (except under compulsion of law).

14.	No Third Party Rights

The parties do not intend that any of the terms of this agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 and accordingly this agreement shall not confer any such rights.

The terms and conditions of this agreement will be governed by English law.

If BIM LLC and the Company are in agreement with these terms, please each sign the enclosed copy of this letter and return it to the undersigned.

Yours sincerely,

/s/ Hermione Davies
Hermione Davies Managing Director

ACCEPTED AND AGREED:

Bessemer Investment Management LLC

By:	/s/ Timothy J. Morris
Timothy J. Morris Senior Managing Director

Old Westbury Funds, Inc.

By:	/s/ Walter Grimm
Walter Grimm President

First Schedule

The Advisor’s total remuneration from BIM LLC is calculated at the following rates applied to the aggregate market value ("X") of all of the assets, including the assets in the Fund’s portfolio, for which the Advisor has accepted responsibility to provide investments services as delegated to it by BIM LLC, as set forth in various agreements:

The Advisor’s remuneration under this agreement shall calculated by multiplying the resultant amount by the market value of the assets in the Fund’s portfolio which is the subject of this agreement (including capital cash un-invested) and dividing the product by X.